                                                                     EXHIBIT 2.9

CERTIFICATE OF MERGER


         THIS CERTIFICATE OF MERGER (the "Certificate") is made and entered into as of December 18, 2001 by and between CARTESIAN TECHNOLOGIES, INC. a California corporation ("Cartesian") and CARTESIAN ACQUIRING CORPORATION, a Delaware corporation (the "Corporation"), pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the "Delaware Act") and the General Corporation Law of the State of California (the "California Act" and together with the Delaware Act, the "Acts").

         Cartesian and the Corporation hereby agree to and do hereby effect the merger of Cartesian with and into the Corporation (the "Merger") upon the terms and conditions set forth in this Certificate, effective as of the Effective Date (defined below):

1.       CONSTITUENT ENTITIES

         a. The name and state of formation of each of the constituent entities involved in the Merger are as follows:

         NAME                                        STATE OF INCORPORATION
         Cartesian Technologies, Inc.                California
         Cartesian Acquiring Corporation             Delaware

         b. The name of the surviving entity (the "Surviving Entity") shall be Cartesian Acquiring Corporation, a Delaware corporation.

         c. Cartesian's authorized capital stock consists of 10,000,000 shares of common stock, par value $0.01 per share, of which 1,635,436 shares are issued and outstanding. All shares of Cartesian's common stock are identical and have all the rights, preferences and limitations of shares of common stock stated in the California Act. All holders of Cartesian's common stock are entitled to vote.

         d. The Corporation's authorized capital consists of 3,000 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding. All shares of the Corporation's common stock are identical and have all the rights, preferences and limitations of shares of common stock stated in the Delaware Act. All holders of the Corporation's common stock are entitled to vote.

2.       TERMS AND EFFECT OF MERGER

         a. On the Effective Date, upon consummation of the Merger, Cartesian and the Corporation will cease to exist separately, and Cartesian shall be merged with and into the Corporation in accordance with the provisions of this Certificate and in accordance with the provisions of the Acts.

         b. On the Effective Date, upon consummation of the Merger, all of the existing shares of Cartesian's capital stock shall be surrendered and, shall, by virtue of the Merger and without any action on the part of the shareholders of Cartesian, be converted into and shall represent the right to receive shares of common stock of Genomic Solutions Inc. and cash, as more particularly described in that Amended and Restated Agreement and Plan of Merger, dated as of September 28, 2001, between Genomic Solutions Inc., the Corporation, Cartesian, and certain shareholders of Cartesian (the "Plan of Merger"). All of the outstanding shares of the capital stock of Cartesian will be canceled.

3.       CERTIFICATE OF INCORPORATION

         The Certificate of Incorporation and the Bylaws of the Corporation in effect on the Effective Date shall be the Certificate of Incorporation and the Bylaws of the Surviving Entity.

4.       FILING OF CERTIFICATE; EFFECTIVE DATE

         The effective date of the Merger (the "Effective Date") shall be the date on which this Certificate is filed with the Secretary of State of Delaware.

5.       ADOPTION AND APPROVAL

         This Certificate and the Plan of Merger have been approved, adopted, certified, executed and acknowledged in accordance with (a) the requirements of
Section 252 of the Delaware Act, and (b) Section 1100 et. seq. of the California Act.

6.       COPIES OF THIS AGREEMENT

         A copy of this Certificate and of the Plan of Merger shall remain on file at the Surviving Entity's principal place of business, the address of which is c/o Genomic Solutions Inc., 4355 Varsity Drive, Suite E, Ann Arbor, Michigan 48108, and upon request and without cost, the Surviving Entity shall furnish a copy thereof to any shareholder of Cartesian or the Corporation.

7.       MERGER PERMITTED UNDER DELAWARE AND CALIFORNIA LAW

         This Merger is permitted under, and has been effectuated in accordance with, the laws of the States of Delaware and California.

         IN WITNESS WHEREOF, the undersigned have caused this Certificate of Merger to be executed as of the date first written above.

                                         CARTESIAN TECHNOLOGIES, INC., a
                                         California corporation


                                         By: /s/ Thomas C. Tisone
                                            ------------------------------------
                                         Its:         President
                                             -----------------------------------


                                         CARTESIAN ACQUIRING
                                         CORPORATION, a Delaware corporation


                                         By: /s/ Jeffrey S. Williams
                                            ------------------------------------
                                         Its:         President
                                             -----------------------------------





                                      -3-